(d)(4)(iii)

[ING Funds]

May 7, 2013

ING Series Fund, Inc.

ING Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:          Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“IIL”), the adviser to ING Capital Allocation Fund (“Capital Allocation Fund”), formerly ING Strategic Allocation Conservative Fund, a series of ING Series Fund, Inc., and ING Strategic Allocation Conservative Portfolio, ING Strategic Allocation Growth Portfolio, and ING Strategic Allocation Moderate Portfolio, each a series of ING Strategic Allocation Portfolios, Inc. (the latter three, collectively, the “Strategic Allocation Portfolios,” and altogether, collectively, the “Funds”), agrees that IIL shall, from June 6, 2013 through October 1, 2014 with respect to Capital Allocation Fund, and from May 7, 2013 through May 1, 2014 with respect to the Strategic Allocation Portfolios, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be reflected as below:

	Maximum Operating Expense Limit(1) (AS A PERCENTAGE OF AVERAGE NET ASSETS)
Name of Fund	Class A	Class B	Class C	Class I	Class O	Class S
ING Capital Allocation Fund (formerly, ING Strategic Allocation Conservative Fund) Term Expires October 1, 2014	1.15%	1.90%	1.90%	0.90%	1.15%	N/A
ING Strategic Allocation Moderate Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.70%	N/A	0.95%
ING Strategic Allocation Growth Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.71%	N/A	0.96%

7337 East Doubletree Ranch Road
Suite 100	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480.477.2700
www.ingfunds.com

ING Strategic Allocation Conservative Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.65%	N/A	0.90%

(1)  These operating expense limits take into account operating expenses incurred at the underlying Fund level.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Series Fund, Inc. and ING Strategic Allocation Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

ING Investments, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Series Fund, Inc.
ING Strategic Allocation Portfolios, Inc.